June 30, 2006

Matrix Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202

Re:	Registration Statement on Form S-8

Gentlemen:

We are counsel to Matrix Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2006 (the "Registration Statement"), relating to the proposed offering by the Company of up to 107,143 shares of the Company's Common Stock, $.0001 par value (the "Common Stock") pursuant to the Company’s 2006 Employee Stock Option Plan (the “Plan”).

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado; and

2. The shares of Common Stock, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

S. Lee Terry, Jr.   .   303 892 7484    .    Lee.Terry@dgslaw.com